Exhibit 2.3

NOTE AND SECURITY AGREEMENT

This NOTE AND SECURITY AGREEMENT, effective as of March 9, 2005, executed by IMPLANT SCIENCES CORPORATION, a Massachusetts corporation  (“Debtor”), in favor of MAJID GHAFGHAICHI,  an individual, and VAHE SARKISSIAN,  an individual (each of which a “Secured Party” and collectively, the “Secured Parties”).

RECITALS

A.                                   Debtor and the Secured Parties have entered into a Secured Promissory Note (the “Note”), dated as of the date hereof in favor of Secured Parties in the aggregate amount of $1,650,000, to which each Secured Party has an equal interest in, as partial consideration for the proposed transactions set forth in a Stock Purchase Agreement dated the date hereof, (the “Purchase Agreement”) by and between the Debtor, the Secured Parties and Accurel Systems International Corporation (the “Company”).

B.                                     In order to induce Secured Parties to enter into the Purchase Agreement and to accept the loan evidenced by the Note, Debtor has agreed to enter into this Security Agreement and to grant the security interest in the Collateral described below.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor, on behalf of itself and the Company hereby agrees with the Secured Parties as follows:

1.                                       Definitions and Interpretation.  When used in this Security Agreement, the following terms shall have the following respective meanings:

“Collateral” shall have the meaning given to that term in Section 2 hereof.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Debtor to the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Transaction Documents” shall mean this Security Agreement and the Note.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of California from time to time.

All capitalized terms not otherwise defined herein shall have the respective meanings given in the Note.  Unless otherwise defined herein, all terms defined in the UCC shall have the respective meanings given to those terms in the UCC.

2.                                       Grant of Security Interest.  As security for the Obligations, Debtor hereby pledges and assigns to Secured Party and grants to Secured Party a security interest in all right, title and interests in and to the property described in Attachment 1 hereto (the “Collateral”), which Attachment 1 is incorporated herein by this reference.

3.                                       Representations and Warranties.  Debtor represents and warrants to Secured Party that (a) the Company is a wholly-owned subsidiary of Debtor, and is the owner of the Collateral; and (b) upon the filing of a UCC-1 statement with the California Secretary of State, Secured Parties have a perfected security interest in the Collateral.

4.                                       Covenants Relating to Collateral.  Debtor hereby agrees (a) to perform, or cause to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the lien granted to the Secured Parties therein and the first priority of such lien; (b) not to change Company’s address without 30 days’ prior written notice to the Secured Parties; (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by the Secured Parties to perfect, maintain and protect its lien hereunder and the priority thereof, or cause such acts to be performed; (d) to appear in and defend any action or proceeding which may affect Company’s title to or Secured Party’s interest in the Collateral; (e) to comply with all material requirements of law relating to the production, possession, operation, maintenance and control of the Collateral; and (f) to at all times keep at least one complete set of Company’s records concerning the Collateral and shall make such records available for inspection by the Secured Parties at such reasonable times as the Secured Parties may request.  Secured Parties hereby agree, upon payment in full of amounts due under that certain Secured Promissory Note dated the date hereof made out by Debtor in favor of the Secured Parties (including the payment of any amounts held in escrow pursuant to the terms of a Holdback and Escrow Agreement by and among the Debtor, the Secured Parties and the Escrow Agent thereunder) to procure, execute and deliver any and all filings, forms and other writings reasonably deemed necessary or appropriate by the Debtor to terminate the lien hereunder, or to cause such acts to be performed.

5.                                       Authorized Action by Agent.  Debtor hereby irrevocably appoints the Secured Parties, and each of them as Debtor and Company’s attorney-in-fact and agrees that, upon the occurrence and during the continuance of an Event of Default (as defined in Section 6 hereof below), the Secured Parties may perform any act which Debtor or Company is obligated by this Security Agreement to perform, and to exercise such rights and powers as Debtor or Company might exercise with respect to the Collateral.

6.                                       Default and Remedies.  Debtor shall be deemed in default under the Note and this Note and Security Agreement upon the occurrence of the following, each of which shall be deemed an “Event of Default”:

(a)                                  If Debtor shall fail to pay when due any portion of the Obligations;

(b)                                 If any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Debtor’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Debtor’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Debtor receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Debtor;

(c)                                  If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Debtor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Debtor or for any substantial part of his property, or for the winding-up or liquidation of his affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding;

(d)                                 If Debtor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law nor or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Debtor or for any substantial part of his property, or shall make a general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing; and

(e)                                  If either the Note or this Security Agreement is not, a legal, valid and binding obligation of Debtor enforceable in accordance with its terms.

Upon the occurrence of any such Event of Default, the Borrower shall have thirty (30) calendar days in which to cure the default or make full payment on the unpaid principal and accrued interest under the Note, plus a penalty fee equal to twenty-five percent (25%) of the then-unpaid principal and accrued interest under the Note.  In the event that the Borrower does not cure the default or make full payment under the Note after the initial thirty (30) calendar day cure period, an additional penalty fee equal to twenty-five percent (25%) of the then-unpaid principal and accrued interest under the Note shall be assessed, and Borrower shall have an additional thirty (30) calendar days in which to cure the default or make full payment on the Note.  In the event that the Borrower does not cure the default or make full payment of all unpaid principal, accrued interest and penalties after this second cure period, Secured Parties shall have the right to take full title, right, interest and possession of the Collateral.  The Secured Parties shall have the sole discretion as to the sale of the Collateral.  The Debtor acknowledges and agrees that in the event that the Debtor defaults, and fails to cure within the two cure periods described above,  the Secured Parties will have to expend significant time, money and resources find a buyer, and that the Secured Parties shall be entitled to complete repayment of any and all costs, professional fees and expenses of any nature incurred by the Secured Parties, including, but not limited to the reasonable value of their time and effort incurred in selling the Collateral to recoup the amounts owed to them.   Following the complete satisfaction of all amounts due to the Secured Parties under the Note and this Note and Security Agreement, the Secured Parties will return the excess Collateral and proceeds from the sale of the Collateral to the Debtor, if any.

7.                                       Miscellaneous.

(a)                                  Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or the Secured Parties under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing).  All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Secured Parties:	Majid Ghafghaichi
13941 Damon Lane
Saratoga, California 95070

Vahe Sarkissian
22000 Rolling Hills Road
Saratoga, California 95070

Copy to:	White & Lee LLP
545 Middlefield Road, Suite 250
Menlo Park, CA 94025
Attn: Mark Cameron White
Fax: 650-470-4099

Debtor:	Implant Sciences Corporation
107 Audubon Road
Wakefield, MA 01880
Telephone: (781) 246-0700
Fax No.: (781) 246-3561

Copy to:	Ellenoff Grossman & Schole LLP
370 Lexington Avenue, 19th Floor
New York, New York 10017
Attention: Barry I. Grossman, Esq.
Telephone: (212) 370-1300
Fax No.: (212) 370-7889

(b)                                 Nonwaiver.  No failure or delay on the Secured Parties’ part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)                                  Amendments and Waivers.  This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor, the Company and the Secured Parties.  Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)                                 Expenses.  Debtor shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Secured Parties in connection with custody, preservation of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

(e)                                  Governing Law.  This Security Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

(f)                                    Rights among Secured Parties.  The Secured Parties shall each have an equal right (i.e. 50%) in and to any payments received under the Note or, if applicable, to the Collateral in the event of an Event of Default.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Note and Security Agreement to be executed and effective as of the date first written above.

Debtor:
IMPLANT SCIENCES CORPORATION

By:	/s/ Anthony J. Armini
Name: Anthony J. Armini
Title: Chief Executive Officer and President

Company:
ACCUREL SYSTEMS INTERNATIONAL CORPORATION

By:	/s/ Majid Ghafghaichi
Name: Majid Ghafghaichi
Title: President and Chief Executive Officer

Secured Parties:

/s/ Majid Ghafghaichi
Majid Ghafghaichi

/s/ Vahe Sarkissian
Vahe Sarkissian